Exhibit 99.1

Summit Financial Services Group Announces 2010 Year End Results

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) announced financial results for its year ended December 31, 2010. For 2010, the Company reported revenues of approximately $62.46 million, which represented an increase of approximately $17.46 million, or approximately 39%, from the approximately $45.0 million in revenues reported for 2009. For 2010, the Company reported net income of approximately $1.30 million, which represented an increase of approximately $.94 million, or approximately 265%, from the approximately $.35 million reported in 2009.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “2010 was a good year for the Company in terms of the growth of our revenues and earnings. Our results for the year were due in large part not only to an increase in financial advisors, but an improvement in investor confidence. As a result of these factors, the Company was able to realize not only a 39% increase in revenues, but a 265% increase in earnings. Furthermore, EBITDA, as adjusted (which we consider a significant measure of our success) increased to $3.51 million, or by 114%, over the $1.64 million in EBITDA, as adjusted, reported for the 2009 Period.”

Mr. Leeds continued: “The significant growth in revenue and earnings was made possible by the hard work and dedication of our financial advisors and associates. For 2011, we will continue to focus on the growth of our financial advisor network, albeit in an environment of significant regulatory change. Regardless, we are optimistic that our strategy of recruiting the industry’s finest advisors will permit the Company to continue to grow in a challenging environment.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 300 producing financial advisors, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

	2010	2009
Net income as reported	$1,295,533	$354,546
Add: Depreciation	180,654	74,509
Amortization – advisor notes	394,161	331,770
Non-cash Compensation	830,948	488,524
Income tax expense	809,248	389,560

EBITDA, as adjusted	$3,510,544	$1,638,909

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of, analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Year Ended December 31, 2010

	2010	2009
Revenues
Commissions	$59,921,404	$43,097,146
Interest and dividends	1,420,504	1,336,790
Other	1,119,188	570,181

	62,461,096	45,004,117

Expenses
Commissions and clearing costs	51,223,614	36,195,049
Employee compensation and benefits	6,071,268	4,902,170
Occupancy and equipment	796,213	624,170
Communications	283,447	421,383
Depreciation and amortization	180,654	74,509
Other operating expenses	1,801,119	2,042,730

	60,356,315	44,260,011

Income before income taxes	2,104,781	744,106
Provision for income taxes	809,248	389,560

Net Income	$1,295,533	$354,546

Basic income per common share	$0.05	$0.01

Diluted income per common share	$0.04	$0.01

Weighted average common shares outstanding:
Basic	25,946,078	25,463,792

Diluted	30,195,439	29,851,784

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida - Steven C. Jacobs, CFO, 561-338-2600.